   Filed pursuant to Rule 424(b)(3)
                      Registration Number 333-128888

PROSPECTUS SUPPLEMENT NO. 2
(To the Prospectus dated April 23, 2007)

50,000,000 Shares of
Common Stock

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This Prospectus Supplement No. 2 supplements the prospectus dated April 23, 2007 and the Prospectus Supplement No. 1 dated May 15, 2007 (together, the "Prospectus"), relating to the sale by the holders of Common Stock of Rosetta Resources Inc.  This Prospectus Supplement should be read in conjunction with the Prospectus which is to be delivered with this Prospectus Supplement.  If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 13 OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 AND ON PAGE 7 OF THE PROSPECTUS.

This prospectus supplement is filed for the purposes of including the information relating to the lawsuit filed by Calpine Corporation on June 29, 2007.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this Prospectus Supplement is July 6, 2007.

On June 29, 2007, Calpine Corporation (“Calpine”) filed a lawsuit against Rosetta Resources Inc. (the “Company”) in the United States Bankruptcy Court for the Southern District of New York.  The complaint alleges that the purchase by the Company of the domestic oil and natural gas assets formally owned by Calpine (the “Assets”) in July 2005 for $1.05 billion, prior to Calpine’s declaring bankruptcy, was for less than reasonably equivalent value.  Calpine is seeking (i) monetary damages for the alleged missing value of these assets which it estimates to be approximately $400 million dollars, plus interest, or (ii) in the alternative, return of the Assets from the Company.  The Company intends to deny and vigorously defend against all claims made by Calpine and is further considering additional steps it may take to fully protect the Company’s interests.

The Company vigorously denounces Calpine’s claims and believes them to be incorrect and wholly unsupportable.  The Company is confident that Calpine received fair and reasonably equivalent value for the Assets and that the Company will prevail in any litigation.  The Company understands that Calpine weighed and considered the value of and alternative transactions with respect to the Assets before electing to proceed with the sale of the Assets at the price Calpine established.  The Company also understands Calpine received one or more competing offers from third parties before agreeing to the sale of the Assets.